Aames 2001-3
Mortgage Pass-Through Certificates
Series 2001-3
Triggers, Adj. Rate Cert. and Miscellaneous Report for May 28, 2002 Distribution
Triggers, Adj. Rate Cert and Miscellaneous Report

TRIGGER EVENTS	GROUP 2	GROUP 1	TOTAL

Delinquency Event Occurring?	No	No	No
Cummulative Loss Event Occurring?	No	No	No

ADJUSTABLE RATE CERTIFICATE INFORMATION	GROUP 2	GROUP 1	TOTAL
SPACE INTENTIONALLY LEFT BLANK

ADDITIONAL INFORMATION	GROUP 2	GROUP 1	TOTAL
SPACE INTENTIONALLY LEFT BLANK

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